Exhibit 99.1

FOR IMMEDIATE RELEASE

DUKE REALTY CORPORATION ANNOUNCES COMMON STOCK OFFERING

(INDIANAPOLIS – April 15, 2009) — Duke Realty Corporation (NYSE: DRE) today announced that it plans to sell 64,000,000 shares of its common stock in an underwritten public offering. The underwriters will be granted a 30-day option to purchase up to an additional 9,600,000 shares of common stock.

This offering is being made pursuant to an effective shelf registration statement and prospectus filed by Duke with the Securities and Exchange Commission. Merrill Lynch & Co., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers for the offering.

The company intends to use the net proceeds from the offering to repay outstanding borrowings under its unsecured line of credit and for general corporate purposes.

To obtain a copy of the prospectus supplement and related base prospectus for this offering, please contact Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department; J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11425, Attention: Prospectus Library, telephone: 1-866-430-0686; or Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attention: Prospectus Department, e-mail: prospectus@morganstanley.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

Duke Realty Corporation Announces Common Stock Offering

April 15, 2009

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, management and development of office, industrial, and healthcare real estate. In terms of market capitalization, Duke is the largest publicly traded, vertically integrated office, industrial and healthcare real estate company in the United States. The company owns, manages, or has under development approximately 135 million rentable square feet in 20 U.S. cities. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke is available at www.dukerealty.com.

Investor Relations Contacts

Shona L. Bedwell

317.808.6169

shona.bedwell@dukerealty.com

Randy A. Henry

317.808.6060

randy.henry@dukerealty.com

News Media Contact

Joel Reuter

317.808.6137

joel.reuter@dukerealty.com